EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-09455 dated August 2, 1996) pertaining to the Citizens Banking Corporation Amended and Restated Section 401(k) Plan (now named the Citizens Republic Bancorp 401(k) Plan) of our report dated June 18, 2010, with respect to the financial statements and schedule of the Citizens Republic Bancorp 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Detroit, Michigan
June 18, 2010